Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for the Quarter

Ended March 31, 2005

Product-related revenue increases over 90%

SAN DIEGO, CA, April 26, 2005 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter ended March 31, 2005. Revenues for the quarter ended March 31, 2005 were $12.8 million, compared to $11.8 million for the same period in 2004. The net loss for the quarter ended March 31, 2005 was $12.0 million, or $0.27 per share, compared to a net loss of $10.2 million, or $0.24 per share for the quarter ended March 31, 2004. At March 31, 2005, the Company had cash, cash equivalents, and short-term investments totaling $84.5 million.

Revenue for the quarter increased 9% from the prior year quarter. The prior year quarter included revenue of approximately $1 million related to the amortization of an exclusivity fee that did not recur in the current quarter. Product-related revenues for the current quarter increased 91% compared to the prior year quarter. The increase in revenues was primarily due to increased product-related revenue associated with Phyzyme™ XP and Quantum™ phytase enzymes sold through the Company’s collaborations with Danisco Animal Nutrition and Syngenta, as well as increases in research funding from collaborations. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements and the expected increase in product sales based upon new product introductions and regulatory approval timelines.

The increase in the net loss for the first quarter of 2005 resulted from higher research and development expenses of $19.5 million, compared to $17.7 million for the same period in 2004. This increase was primarily due to the Company’s ongoing product development activities as well as increased spending under collaborations and for pre-clinical studies for the Company’s pharmaceutical candidates. Gross margins for the current quarter were negatively impacted by the mix of products sold, the recognition of a reserve for inventory obsolescence, and sales threshold requirements that will trigger future profit sharing on the partnered phytase products.

“We are pleased with our accomplishments during the quarter, which included the announcement of our antibody optimization collaboration with Merck, as well as the signing of two new contracts with the Department of Defense for the development of protein-based decontamination, diagnostic, and therapeutic products,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “We also signed a collaboration agreement with Cargill for the development of a proprietary product, and we achieved a significant milestone under our Syngenta relationship by delivering multiple qualified enzyme candidates for use as animal feed additives. Our product-related revenue for the quarter nearly doubled from the same quarter last year, and we expect to see an even larger ramp in product-related revenue during the second half of 2005 based on increasing demand for our products, particularly those we launched in 2004.”

Reiterated Financial Guidance

Based upon progress with recently launched products, the Company expects greater than $12 million of product-related revenues, and total revenues of $62-$65 million, for the full year 2005, as well as a net loss of $32-$33 million. Based on these revenue and net loss expectations, the Company expects a net cash usage of $25 million for 2005.

The Company will not provide any further material guidance on analysts’ financial models beyond the information provided in this press release.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. The Company is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with agricultural, chemical, industrial, and pharmaceutical applications. Diversa has established alliances and joint ventures with market leaders, such as Bayer Animal Health, Cargill Health and Food Technologies, DuPont Bio-Based Materials, GlaxoSmithKline, Medarex, Merck, and Xoma. In addition, the Company has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to the fluctuation of revenues in the future, the expected increase in product-related revenue during the second half of 2005, the expected increased demand for the Company’s products during 2005, and the reiterated financial guidance, all of which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies, Diversa’s dependence on patents and proprietary rights, Diversa’s protection and enforcement of its patents and proprietary rights, the timing and composition of funding under existing and future collaboration agreements, Diversa’s dependence on collaborators for development and commercialization of products, Diversa’s and its collaborators’ ability to commercialize products, the time and resources needed to develop new products and obtain any necessary regulatory approvals, customer adoption of new products, and the development or availability of competitive products or technologies. Certain of these factors and others are more fully described in Diversa’s filings with the Securities and Exchange Commission, including, but not limited to, Diversa’s Annual Report on Form 10-K for the year ended December 31, 2004. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme™ is a trademark of Danisco Animal Nutrition. Quantum™ is a trademark of Syngenta AG.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenues:
Collaborative revenue	$9,253	$8,787
Grant revenue	2,023	2,199
Product-related revenue	1,553	811

Total revenues	12,829	11,797

Expenses:
Cost of goods sold	1,692	558
Research and development	19,475	17,676
Selling, general and administrative	3,004	3,228
Amortization of acquired intangible assets	650	650
Non-cash, stock-based compensation	134	—

Total operating expenses	24,955	22,112

Loss from operations	(12,126)	(10,315)

Interest and other income, net	140	160

Net loss	$(11,986)	$(10,155)

Basic and diluted net loss per share	$(0.27)	$(0.24)

Weighted average shares used in computing basic and diluted net loss per share	43,838	43,123

Condensed Consolidated Balance Sheet

(in thousands)

	March 31, 2005 (unaudited)	December 31, 2004
Cash, cash equivalents and short-term investments	$84,467	$98,193
Accounts receivable	7,479	5,771
Other current assets	4,032	3,252
Property and equipment, net	26,097	27,019
Other assets	48,434	49,821

Total assets	$170,509	$184,056

Current liabilities	$14,742	$18,393
Deferred revenue	6,588	5,892
Long-term liabilities	8,744	8,825
Stockholders’ equity	140,435	150,946

Total liabilities and stockholders’ equity	$170,509	$184,056

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Contact:

Martin Sabarsky

Investor Relations

(858) 526-5166